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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:

Name:                                     HOTCHKIS AND WILEY VARIABLE TRUST

Address of Principal Business Office      800 West 6th Street, Fifth Floor,
    Office (No. & Street, City,           Los Angeles, CA  90017
    State, Zip Code):

Telephone Number (including area code):   (213) 362-8888

Name and address of agent for service     Gracie V. Fermelia
    of process:                           Hotchkis and Wiley
                                          800 West Sixth Street
                                          Fifth Floor
                                          Los Angeles, CA  90017

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  [X]Yes                    [ ]No

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Los Angeles and State of California on the 31st day of March, 1997.

                                    HOTCHKIS AND WILEY VARIABLE TRUST


                                    /s/ Nancy D. Celick
                                    Nancy D. Celick, President

Attest:

/s/ Gracie V. Fermelia
Gracie V. Fermelia, Secretary